Exhibit 99.1

TuSimple Sets Path for Stability with Appointment of Independent Directors and Permanent Chief Financial Officer

•	Government Security Director appointed with notice of non-objection by Committee on Foreign Investment in the United States (CFIUS)

•	Reconstitution of the Audit Committee, satisfying NASDAQ’s requirement for an independent audit committee

•	Eric Tapia appointed Chief Financial Officer

SAN DIEGO, December 16, 2022 – TuSimple (Nasdaq:TSP), a global autonomous driving technology company, today announced additional independent appointments to its Board of Directors – including a new Government Security Director, Michael Mosier, and an Audit Committee Chair, Wendy Hayes.

Michael Mosier will serve as the Government Security Director and will be responsible for overseeing the Company’s compliance with federal government legal and regulatory requirements. In order to be appointed, he passed through extensive background checks to receive non-objection from CFIUS. Mr. Mosier has vast experience in the federal government across national-security related roles, including at the U.S. Department of Treasury, U.S. Department of Justice, and White House National Security Council. Most recently, Mosier served as Acting Director of Treasury’s Financial Crimes Enforcement Network. He was also Counselor to the Deputy Treasury Secretary, focused on emerging technology and cybersecurity. Mosier has been an adjunct professor at Georgetown University Law Center and began his career in public service as a prosecutor with the Manhattan District Attorney’s Office.

Wendy Hayes brings to TuSimple extensive financial and business oversight experience. In her new role as an independent member of TuSimple’s Board of Directors, she will serve as chair of the Audit Committee. Ms. Hayes is a partner at a venture capital firm based in Silicon Valley and also serves on the boards of other NYSE and NASDAQ listed companies. Previously, Ms. Hayes worked at various Deloitte global offices as an Audit Partner after she first joined Deloitte San Francisco in 1997. She also was an Inspections Leader for the Public Company Accounting Oversight Board (PCAOB), which was established by Congress to supervise audits of public companies and protect investors, and is overseen by the Securities and Exchange Commission (SEC).

Following the recent appointment of James Lu as an independent member of TuSimple’s Board of Directors, TuSimple has appointed three new independent board members in the last week.

Additionally, Eric Tapia has been appointed as the company’s Chief Financial Officer. Mr. Tapia has been serving in the role of interim Chief Financial Officer since July 7, 2022. He brings more than twenty years of experience working in corporate finance, controllership, and treasury, as well as working closely with public companies’ C-level and Board of Directors. Before joining TuSimple in 2021 as VP Global Controller, Mr. Tapia was the VP Controller and CAO of Grainger, Inc., a $13 billion Fortune 200 company, a role he held for over 6 years.

“When I returned to lead TuSimple, I made a commitment to right the ship and set us on a path toward long-term stability and success,” said TuSimple President and CEO Cheng Lu. “With the appointment of Eric as permanent CFO, three new independent board members in the last week, the reconstitution of the Board’s Audit Committee and other board committees, we’re moving forward with our plan to restore accountability and transparency to this Company. Furthermore, with the addition of Michael and Wendy to the board, we’re gaining valuable expertise that we believe will benefit TuSimple and our investors. I’m pleased they’ve agreed to join our Board of Directors and look forward to working with them as we drive TuSimple’s strategy forward to usher in a safer and more efficient future in the autonomous freight industry.”

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in Arizona, Texas, Europe, and China. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to drive safely autonomously, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Global achievements include the world’s first fully autonomous, ‘driver-out’ semi-truck run on open public roads, and development of the world’s first Autonomous Freight Network (AFN). Visit us at www.tusimple.com.

SOURCE TuSimple Holdings, Inc.

TuSimple Investor Relations

Ryan Amerman - ryan.amerman@tusimple.ai

TuSimple Media Relations

Public Relations Team - pr@tusimple.ai